UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): November 30, 2009

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      Entry into a Material Definitive Agreement.

On November 30, 2009, CytRx Corporation (“we,” “us,” “our” and “CytRx”) entered into an employment agreement with Scott Geyer, under which we agreed to employ Mr. Geyer through December 31, 2010 as our Senior Vice President of Manufacturing.  In connection with entering into the employment agreement, we granted Mr. Geyer a ten-year non-qualified stock option under our 2000 Long-Term Incentive Plan to purchase up to 150,000 shares of our common stock at an exercise price of $0.96 per share, which equaled the market price of our common stock on November 30, 2009 as reported in The NASDAQ Stock Market.  The option will vest ratably in 36 equal monthly installments commencing on the first monthly anniversary of the grant date and continuing on each successive monthly anniversary of the grant date until the option becomes fully vested, subject to Mr. Geyer remaining in our continuous employ through such monthly vesting periods.

Under his employment agreement, Mr. Geyer is entitled to a base annual salary of $290,000.  Mr. Geyer also is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion.  In the event we terminate Mr. Geyer’s employment without “cause” (as defined in his employment agreement), we agree to pay him a lump-sum severance amount equal to six months’ base annual salary under his employment agreement.

ITEM 9.01                      Financial Statements and Exhibits.

(c)           Exhibits

The following exhibit is filed as part of this report:

99.1           CytRx Corporation press release dated December 1, 2009.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2009	By:	/s/ JOHN Y. CALOZ
John Y. Caloz
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	CytRx Corporation press release dated December 1, 2009.